Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

BYND Cannasoft Enterprises Inc.

We consent to the inclusion by reference in the Post-Effective Amendment No. 1 to the Form F-1 Registration Statement filed with the Securities Exchange Commission, of BYND Cannasoft Enterprises Inc. (the “Company”) our report dated July 1, 2024 relating to our audit of the consolidated statement of financial position as of December 31, 2023 and 2022 and consolidated statements of loss and comprehensive loss, stockholders’ equity and cash flows for the three years in the period ended December 31, 2023 and 2022.

We also consent to the reference to us under the caption “Statement by experts” in the Registration Statement.

/s/ Reliant CPA PC

Certified Public Accountants
Newport Beach, California
July 1, 2024